NEWS FOR IMMEDIATE RELEASE

July 22, 2009                                                                                          For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Results for the Second Quarter and Six Months of 2009

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the second quarter and year-to-date periods ended June 30, 2009.

Net income, before payment of TARP preferred stock dividends, for the three months ended June 30, 2009 increased 37% to $7.4 million, as compared to $5.4 million for the first quarter of 2009.  Net income available to common shareholders, which reflects payment of TARP dividends, for the three months ended June 30, 2009 was $6.3 million, while diluted earnings per common share were $0.24, as compared to $4.4 million or $0.17 per common share for the first quarter of 2009.  Second quarter results as compared to the first quarter of 2009 were impacted by the FDIC special assessment, which approximated $2.6 million, offset by a lower loan loss provision and net security gains.  The AmTrust branch acquisition caused the net interest margin to decrease due to lower interest rates during the quarter on available investment opportunities.  TARP dividends of $1.1 million ($0.04 per common share) were paid during the first and second quarters of 2009.

Net income for the three months ended June 30, 2009, before payment of TARP dividends, decreased $3.9 million from the second quarter of 2008 and, for the six months ending June 30, 2009, was $12.9 million, a decrease of $7.9 million as compared to the same period in 2008.  Net income available to common shareholders for the second quarter of 2009 decreased $4.9 million from $11.3 million recorded for the second quarter of 2008 or $0.42 per common share, and for the six months ending June 30, 2009, was $10.7 million, or $0.40 per common share as compared to $20.8 million,  or $0.78 per common share for the same 2008 period.  Results in both the second quarter and the year-to-date periods of 2009 reflect higher loan loss provisions due to declines in economic activity in our regional markets and increases in FDIC insurance expense of $4.2 million and $5.3 million, respectively.

As noted last quarter, WesBanco completed the purchase of all five of AmTrust Bank’s Columbus, Ohio branches on March 27, 2009.  WesBanco assumed approximately $600 million of deposits for a total purchase price of $21.1 million and is now operating the acquired branches under the WesBanco Bank name.

Mr. Limbert commented, “the economic environment continues to provide challenges to the banking industry and to WesBanco specifically, and we have increased the allowance for loan losses over the last few quarters to reflect probable losses inherent in the portfolio.  We are now also seeing improvements in net interest income and deposit fee income compared to the first quarter of 2009 as a result of the acquisition of the AmTrust branches in March.”  Mr. Limbert further remarked, “on July 1 WesBanco opened a new banking office in the

Suncrest Towne Centre in Morgantown, West Virginia.  The new facility of over 4,300 square feet offers all of our retail and business banking services as well as insurance, trust and investment services.  This new banking center and the AmTrust branch acquisitions are the latest examples of our continuing branch distribution enhancement program to strengthen our ability to service the needs of our customers in West Virginia, Ohio and Western Pennsylvania.”

Highlights for the second quarter and six months ended June 30, 2009 include the following:

•
Net interest income for the second quarter increased $1.1 million or 3.0% from the first quarter of 2009 due to an 11.9% increase in average earning assets.  The $553.9 million increase in average earning assets was primarily due to the acquisition of the AmTrust branches at the end of the first quarter.  The net interest margin of 3.17% in the second quarter decreased due to the timing of, and shorter duration of the initial investment of the cash assets acquired with the branches.  Year to date net interest income decreased 2.6% from the 2008 six month period.  The net interest margin in the first six months of 2009 was 3.31% and, in the same 2008 period, 3.68%.  This decrease was partially offset by an 8.4% increase in average earning assets.  In addition to the effect of the branch acquisition, the downward repricing of loans and taxable securities due to the lower interest rate environment and the reduction of interest income related to the increase in nonperforming loans also affected the margin.  Lower interest rates over the past 18 months have generally reduced interest income at a slower pace than the effect on interest bearing liabilities, but as the lower rates continue and deposit rate floors impact WesBanco, the net interest margin has declined.  The margin benefited in the 2009 six month period from a 5.8% increase in average non-interest bearing deposit balances, as compared to the first half of 2008, the result of marketing campaigns focused on checking account products.

•
Non-interest income increased $3.9 million or 31.1% for the 2009 second quarter from the 2009 first quarter, primarily due to net securities gains of $2.5 million.  In addition, an increase in deposits from the AmTrust acquisition in late March and a successful checking account marketing campaign contributed to a $0.9 million increase in deposit service charges for the quarter.  Other increases in income were obtained from higher securities fees and mortgage origination and servicing revenues.  In the second quarter of 2009 as compared to the second quarter of 2008, non-interest income increased by $1.5 million due to increased net securities gains of $2.1 million partially offset by lower trust fees of $0.7 million as a result of decreased managed asset values.  Non-interest income for the first six months of 2009 decreased $1.1 million compared to the same period of 2008 due to lower trust fee income of $1.4 million, declines in service fees on deposits and loans of $0.8 million and lower mortgage servicing fees of $0.6 million, caused primarily by a $0.4 million impairment charge taken in the first quarter of 2009.  These decreases were partially offset by increased net securities gains of $1.7 million.

•
The provision for credit losses for the second quarter of 2009 decreased $1.3 million from the first quarter of 2009, but increased $2.5 million over the second quarter of 2008.  Despite the sequential quarter decrease, the provision for the first six months of 2009 increased $6.7 million compared to the same period in 2008.  Higher provision expense for 2009 compared to 2008 reflects deterioration of credit quality across all segments of the loan portfolio due to the prolonged recession.  The lower provision in the second quarter compared to the first quarter of 2009 also reflects management’s recognition in previous quarters of higher probable losses associated with the weak economic environment.  Even though non-performing loans have increased, the lower provision in the second quarter reflects the decline in loan delinquencies from 1.20% to 1.03% of total loans.

Net charge-offs for the second quarter of 2009 increased $1.0 million compared to the first quarter of 2009 and $2.0 million compared to the second quarter of 2008.  Worsening economic conditions and declining property values have resulted in higher residential and commercial real estate losses while consumer loan losses have been relatively stable.  The provision for loan losses exceeded net charge-offs by $2.3 million in the second quarter of 2009 and $6.8 million for the first six months of 2009, which increased the allowance for loan losses to 1.60% of total loans at June 30, 2009 compared to 1.52% at March 31, 2009 and 1.15% at June 30, 2008.

Non-performing loans increased $11.1 million or 16% from March 31, 2009 to June 30, 2009.  This increase in non-performing loans reflects general deterioration of credit quality which has been most prevalent in the commercial and residential real estate portfolios.  Commercial real estate and residential real estate loans represent approximately 69% and 18%, respectively of non-performing loans at June 30, 2009.  Commercial real estate has been impacted by rising vacancy rates and declining property values across all classes of property particularly in the metropolitan markets of central and southwestern Ohio.  More residential real estate loans are experiencing extended delinquency that requires them either to be renegotiated to avoid foreclosure whenever possible or placed on non-accrual even if they remain adequately secured. Although categorized as non-performing loans, renegotiated loans generally continue to perform in accordance with their modified terms.

The allowance for loan losses represented 228% of net charge-offs for the trailing twelve months ended June 30, 2009 and 232% of annualized second quarter 2009 net charge-offs, and 69% of non-performing loans at June 30, 2009.

•
Non-interest expense for the 2009 second quarter increased $4.7 million, compared to the first quarter of 2009 due to a $2.6 million FDIC special assessment effective June 30, 2009, increased employee benefits expenses, and increased salaries and wages and marketing expenses in connection with the branch acquisition.  Employee related expenses increased $1.2 million, and marketing increased $1.0 million.  In connection with the AmTrust branch acquisition WesBanco acquired an additional 30 full time equivalent employees to staff these branches.  For the first half of 2009 expenses increased $1.6 million compared to the first half of 2008; however, expenses declined $1.6 million excluding FDIC insurance and merger-related expenses.  An increase in FDIC insurance of $5.3 million in the first half of 2009 can be attributed to the special assessment, the increase in the FDIC base rate from 3 basis points to 10 basis points on insured deposits, and, to a lesser extent, the increase in deposits resulting from the branch acquisition.  Salaries and wages declined $0.7 million due to a decrease in the number of full time equivalents from 1,539 at June 30, 2008 to 1,473 at June 30, 2009, however, this was offset by increases in employee benefits of $0.9 million due to higher pension expenses resulting from market declines on pension plan assets experienced in 2008.  Decreases in net occupancy and equipment, amortization of intangibles, and miscellaneous taxes represented a $2.0 million cost reduction from the first half of 2008 compared to the same 2009 period.  In the 2009 second quarter, non-interest expense increased by $3.5 million as compared to the second quarter of 2008 due to increases of $4.2 million of FDIC insurance, $0.6 million of pension expense, and $0.5 million of increased marketing expenses, partially offset by a decline in merger-related expenses of $1.5 million which related to the 2007 Oak Hill acquisition.

•
Total investments increased $92.4 million or 6.5% from March 31, 2009 and $607.8 million or 67.6% from June 30, 2008.  Investments increased due to the investment of cash from the AmTrust branch acquisition.  The acquired funds were mainly invested in agency and mortgage-backed agency securities.  WesBanco’s portfolio is primarily comprised of agency, mortgage-backed agency securities and rated, insured state and municipal securities. Net unrealized gains on the available-for-sale portfolio decreased from $22.9 million at March 31, 2009 to $16.4 million at June 30, 2009, while net unrealized gains increased by $12.4 million from June 30, 2008.

•
Total portfolio loans at June 30, 2009 decreased 0.9% compared to March 31, 2009, as WesBanco continues its focus on maintaining asset yield and credit quality, and its strategy of reducing existing fixed rate residential mortgage loans and selling into the secondary market most residential mortgage loan originations. However, commercial loans increased 0.5% over the first quarter of 2009, primarily from commercial real estate loans from our Upper Ohio Valley and Western Pennsylvania markets.  The loan to deposit ratio was 85% at June 30, 2009.

•
Deposits at June 30, 2009 increased $596.6 million or 17.0% compared to December 31, 2008 due to the AmTrust branch acquisition. The increase was primarily in certificates of deposit and money market accounts.  Money market accounts and certificates of deposit acquired through the branch acquisition were $126.1 million and $381.7 million respectively.  Deposits at June 30, 2009 declined 2.5% or $105.2 million from the 2009 first quarter with decreases of $142.8 million in certificates of deposit partially offset by increases of $3.0 million in demand deposits, $10.5 million in interest-bearing demand deposits, and $25.5 million in money market accounts.  Most of the CD redemption was a product of intentional runoff of CDARS ® program maturities, with some of the remainder concentrated in the former AmTrust offices as the rates have been established to reduce the amount of single service CD customers, which were attracted to previously higher AmTrust deposit rates.

•
At June 30, 2009, FHLB borrowings decreased 2.7% from December 31, 2008 and increased $50.7 million or 9.6% from June 30, 2008 to $580.5 million.  The average cost of FHLB borrowings in the first half of 2009 was 3.85%, as compared to 4.03% for the first half of 2008.  Throughout 2008 and 2009, the Bank continued to manage deposit rates, particularly in markets where larger banks were aggressively pursuing higher cost CD’s and MMDA’s, and used more reasonably priced wholesale term borrowings as part of a strategy to improve net interest margin in 2008. The shift to a more liquid balance sheet with the recent branch deposit acquisition provides opportunities to reduce borrowings as they mature.

•
The provision for income taxes decreased $3.5 million in the first half of 2009 compared to the same period in 2008 due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2009 the effective tax rate decreased to 7.8% as compared to 18.2% in the first half of 2008, due primarily to the decrease in pre-tax income as well as a higher percentage of tax-exempt income to total income.

•
WesBanco continues to post strong regulatory capital ratios of 8.65% tier I leverage capital ratio, 12.38% tier I risk-based capital ratio, and 13.63% total risk-based capital ratio, all of which are considerably above the “well capitalized” standards promulgated by bank regulators.  Total tangible common equity to tangible assets has increased slightly for the quarter to 5.38% at June 30, 2009 as compared to 5.30% at March 31, 2009.

WesBanco is a multi-state bank holding company with total assets of approximately $5.7 billion, operating through 114 branch locations and 144 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q as of March 31, 2009, which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual report on Form 10-K filed with the SEC under Part I, Item 1A. Risk Factors.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 6
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
Statement of income	2009	2008	% Change	2009	2008	% Change
Interest income	$ 66,079	$ 70,588	(6.39%)	$ 129,280	$ 145,369	(11.07%)
Interest expense	26,828	29,929	(10.36%)	51,902	65,966	(21.32%)
Net interest income	39,251	40,659	(3.46%)	77,378	79,403	(2.55%)
Provision for credit losses	8,269	5,723	44.49%	17,819	11,148	59.84%
Net interest income after provision for
credit losses	30,982	34,936	(11.32%)	59,559	68,255	(12.74%)
Non-interest income
Trust fees	3,288	3,939	(16.53%)	6,641	8,063	(17.64%)
Service charges on deposits	6,076	6,020	0.93%	11,294	11,623	(2.83%)
Bank-owned life insurance	897	902	(0.55%)	1,788	1,762	1.48%
Net securities gains/(losses)	2,462	400	515.50%	2,604	906	187.42%
Net gains on sales of mortgage loans	297	408	(27.21%)	785	464	69.18%
Other income	3,289	3,122	5.35%	5,634	7,068	(20.29%)
Total non-interest income	16,309	14,791	10.26%	28,746	29,886	(3.81%)
Non-interest expense
Salaries and wages	13,998	13,933	0.47%	27,165	27,871	(2.53%)
Employee benefits	5,061	4,290	17.97%	9,768	8,918	9.53%
Net occupancy	2,361	2,435	(3.04%)	5,105	5,523	(7.57%)
Equipment	2,687	2,862	(6.11%)	5,229	5,446	(3.98%)
Marketing	1,720	1,211	42.03%	2,476	2,380	4.03%
FDIC Insurance	4,322	152	2743.42%	5,576	264	2012.12%
Amortization of intangible assets	812	908	(10.57%)	1,509	1,922	(21.49%)
Restructuring and merger-related expenses	192	1,656	(88.41%)	621	2,705	(77.04%)
Other operating expenses	8,392	8,623	(2.68%)	16,909	17,701	(4.47%)
Total non-interest expense	39,545	36,070	9.63%	74,358	72,730	2.24%
Income before provision for income taxes	7,746	13,657	(43.28%)	13,947	25,411	(45.11%)
Provision for income taxes	341	2,373	(85.63%)	1,092	4,624	(76.38%)
Net income	$ 7,405	$ 11,284	(34.38%)	$ 12,855	$ 20,787	(38.16%)
Preferred dividends	1,057	-	100.00%	2,112	-	100.00%
Net Income available to Common Shareholders	$ 6,348	$ 11,284	(43.74%)	$ 10,743	$ 20,787	(48.32%)

Taxable equivalent net interest income	$ 41,242	$ 42,557	(3.09%)	$ 81,261	$ 83,347	(2.50%)

Per common share data
Net income available per common share - basic	$ 0.24	$ 0.42	(42.86%)	$ 0.40	$ 0.78	(48.72%)
Net income available per common share - diluted	$ 0.24	$ 0.42	(42.86%)	$ 0.40	$ 0.78	(48.72%)
Dividends declared	$ 0.28	$ 0.28	0.00%	$ 0.56	$ 0.56	0.00%
Book value (period end)				$ 24.67	$ 21.98	12.24%
Tangible book value (period end)				$ 13.76	$ 11.79	16.66%
Tangible common book value (period end) (2)				$ 11.03	$ 11.79	(6.50%)
Average common shares outstanding - basic	26,567,653	26,547,498	0.08%	26,564,589	26,547,286	0.07%
Average common shares outstanding - diluted	26,568,752	26,553,724	0.06%	26,566,516	26,556,832	0.04%
Period end common shares outstanding	26,567,653	26,547,697	0.08%	26,567,653	26,547,697	0.08%
Period end preferred shares outstanding	75,000	-	100.00%	75,000	-	100.00%

Selected ratios
Return on average assets	0.44%	0.87%	(49.96%)	0.39%	0.79%	(50.63%)
Return on average equity	3.85%	7.67%	(49.87%)	3.27%	7.12%	(54.12%)
Return on average common equity	4.32%	7.67%	(43.70%)	3.67%	7.12%	(48.50%)
Return on average tangible common equity (2)	8.46%	14.13%	(40.11%)	6.94%	13.37%	(48.08%)
Yield on earning assets (1)	5.24%	6.40%	(18.13%)	5.43%	6.60%	(17.73%)
Cost of interest bearing liabilities	2.34%	2.95%	(20.68%)	2.42%	3.21%	(24.61%)
Net interest spread (1)	2.90%	3.45%	(15.94%)	3.01%	3.39%	(11.21%)
Net interest margin (1)	3.17%	3.75%	(15.47%)	3.31%	3.68%	(10.05%)
Efficiency (1)	68.71%	62.90%	9.24%	67.59%	64.23%	5.23%
Average loans to average deposits	84.80%	98.52%	(13.92%)	91.75%	97.64%	(6.04%)
Annualized net loan charge-offs/average loans	0.68%	0.45%	52.05%	0.63%	0.42%	50.65%
Effective income tax rate	4.40%	17.38%	(74.67%)	7.83%	18.20%	(56.98%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) Tangible common equity/book value are defined as shareholder's equity less goodwill and other intangible assets and preferred stock, net of discount. At June 30, 2009 shareholder's equity was $655 million, goodwill and other intangible assets were $290 million and preferred stock, net of discount was $72 million providing tangible common equity/book value of $293 million.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 7
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	June 30,			December 31,	June 30, 2009
Assets	2009	2008	% Change	2008	to Dec. 31, 2008
Cash and due from banks	$ 79,662	$ 126,117	(36.83)%	$ 76,025	4.78%
Due from banks - interest bearing	12,235	60,885	(79.90)	65,145	(81.22)
Fed Funds sold	-	-	-	-	-
Securities	1,507,334	899,497	67.58	935,588	61.11

Loans held for sale	9,223	6,443	43.15	3,874	138.07
Portfolio Loans:
Commercial and commercial real estate	2,239,819	2,183,088	2.60	2,209,925	1.35
Residential real estate	772,606	908,524	(14.96)	856,999	(9.85)
Consumer and home equity	529,029	543,819	(2.72)	537,385	(1.55)
Total portfolio loans	3,541,454	3,635,431	(2.59)	3,604,309	(1.74)
Allowance for loan losses	(56,572)	(41,852)	35.17	(49,803)	13.59
Net portfolio loans	3,484,882	3,593,579	(3.02)	3,554,506	(1.96)
Premises and equipment, net	92,531	95,825	(3.44)	93,693	(1.24)
Accrued interest receivable	21,796	21,271	2.47	19,966	9.17
Goodwill and other intangible assets, net	289,893	270,404	7.21	267,883	8.22
Bank-owned life insurance	102,973	100,068	2.90	101,229	1.72
Other assets	138,412	96,853	42.91	104,132	32.92
Total Assets	$ 5,738,941	$ 5,270,942	8.88%	$ 5,222,041	9.90%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 514,427	$ 524,529	(1.93)%	$ 486,752	5.69%
Interest bearing demand deposits	458,148	433,723	5.63	429,414	6.69
Money market accounts	661,705	537,004	23.22	479,256	38.07
Savings deposits	484,236	443,384	9.21	423,830	14.25
Certificates of deposit	1,982,007	1,714,668	15.59	1,684,664	17.65
Total deposits	4,100,523	3,653,308	12.24	3,503,916	17.03
Federal Home Loan Bank borrowings	580,544	529,863	9.56	596,890	(2.74)
Short-term borrowings	227,800	353,755	(35.61)	297,805	(23.51)
Junior subordinated debt	111,153	111,055	0.09	111,110	0.04
Accrued interest payable	13,148	10,733	22.50	10,492	25.31
Other liabilities	50,392	28,756	75.24	42,457	18.69
Shareholders' equity (1)	655,381	583,472	12.32	659,371	(0.61)
Total Liabilities and Shareholders' Equity	$ 5,738,941	$ 5,270,942	8.88%	$ 5,222,041	9.90%

Average balance sheet and
net interest margin analysis	Three months ended June 30,				Six months ended June 30,
	2009		2008		2009		2008
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 56,111	0.32%	$ 7,971	7.38%	$ 46,063	0.20%	$ 6,024	5.51%
Loans, net of unearned income	3,563,495	5.79%	3,654,575	6.54%	3,581,004	5.83%	3,688,942	6.71%
Securities:
Taxable	1,215,980	3.55%	522,162	5.44%	936,302	3.91%	488,910	5.86%
Tax-exempt	343,499	6.63%	329,607	6.58%	335,929	6.61%	320,781	7.03%
Total securities	1,559,479	4.23%	851,769	5.88%	1,272,231	4.62%	809,691	6.32%
Federal funds sold	-	0.00%	8,218	2.24%	4,155	0.24%	19,732	2.71%
Other earning assets (2)	31,918	0.79%	29,256	4.47%	32,129	1.05%	28,898	3.69%
Total earning assets	5,211,003	5.24%	4,551,789	6.40%	4,935,582	5.43%	4,553,287	6.60%
Other assets	637,759		663,014		618,840		714,084
Total Assets	$ 5,848,762		$ 5,214,803		$ 5,554,422		$ 5,267,371

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 468,921	0.62%	$ 440,524	0.97%	$ 450,750	0.62%	$ 428,064	1.49%
Money market accounts	647,623	1.14%	551,266	1.57%	566,475	1.10%	572,847	1.60%
Savings deposits	484,192	0.53%	445,131	0.67%	458,455	0.52%	444,375	0.79%
Certificates of deposit	2,074,433	2.85%	1,772,779	3.96%	1,906,405	2.98%	1,840,031	4.27%
Total interest bearing deposits	3,675,169	1.96%	3,209,700	2.69%	3,382,085	2.02%	3,285,317	2.97%
Federal Home Loan Bank borrowings	584,381	3.85%	465,568	4.03%	588,788	3.85%	458,953	4.05%
Other borrowings	232,467	3.05%	297,255	2.82%	235,253	3.29%	288,997	3.32%
Junior subordinated debt	111,142	5.31%	111,053	6.33%	111,132	5.46%	111,039	6.56%
Total interest bearing liabilities	4,603,159	2.34%	4,083,576	2.95%	4,317,258	2.42%	4,144,306	3.21%
Non-interest bearing demand deposits	526,951		499,875		520,995		492,648
Other liabilities	56,490		40,018		52,956		43,376
Shareholders' equity	662,162		591,334		663,213		587,041

Total Liabilities and Shareholders' Equity	$ 5,848,762		$ 5,214,803		$ 5,554,422		$ 5,267,371

Taxable equivalent net interest spread		2.90%		3.45%		3.01%		3.39%
Taxable equivalent net interest margin		3.17%		3.75%		3.31%		3.68%

(1) Shareholders equity at June 30, 2009, and December 31, 2008 includes preferred stock and warrants issued to the U.S. Treasury in the total amount of $75.2 million and $75.0 million, respectively.
(2) Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 8
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	June 30,	Mar. 31,	Dec. 31	Sept. 30,	June 30,
Statement of income	2009	2009	2008	2008	2008
Interest income	$ 66,079	$ 63,201	$ 67,722	$ 68,675	$ 70,588
Interest expense	26,828	25,074	26,875	28,388	29,929
Net interest income	39,251	38,127	40,847	40,287	40,659
Provision for credit losses	8,269	9,550	15,044	6,457	5,723
Net interest income after provision for
credit losses	30,982	28,577	25,803	33,830	34,936
Non-interest income
Trust fees	3,288	3,353	3,181	3,639	3,939
Service charges on deposits	6,076	5,217	6,083	6,280	6,020
Bank-owned life insurance	897	892	1,111	934	902
Net securities gains	2,462	142	374	276	400
Net gains on sales of mortgage loans	297	488	535	595	408
Other income	3,289	2,344	1,206	3,246	3,122
Total non-interest income	16,309	12,436	12,490	14,970	14,791
Non-interest expense
Salaries and wages	13,998	13,167	13,553	14,062	13,933
Employee benefits	5,061	4,707	3,739	3,980	4,290
Net occupancy	2,361	2,744	2,428	2,511	2,435
Equipment	2,687	2,542	2,782	2,739	2,862
Marketing	1,720	756	1,210	2,078	1,211
FDIC Insurance	4,322	1,254	157	310	152
Amortization of intangible assets	812	698	939	950	908
Merger and restructuring expenses	192	429	701	539	1,656
Other operating expenses	8,392	8,515	8,220	8,996	8,623
Total non-interest expense	39,545	34,812	33,729	36,165	36,070
Income before provision for income taxes	7,746	6,201	4,564	12,635	13,657
Provision for income taxes	341	752	(1,257)	1,126	2,373
Net income	$ 7,405	$ 5,449	$ 5,821	$ 11,509	$ 11,284
Preferred dividends	1,057	1,055	293	-	-
Net Income available to Common Shareholders	$ 6,348	$ 4,394	$ 5,528	$ 11,509	$ 11,284

Taxable equivalent net interest income	$ 41,242	$ 40,019	$ 42,792	$ 42,220	$ 42,557

Per common share data
Net income per common share - basic	$ 0.24	$ 0.17	$ 0.21	$ 0.43	$ 0.42
Net income per common share - diluted	$ 0.24	$ 0.17	$ 0.21	$ 0.43	$ 0.42
Dividends declared	$ 0.28	$ 0.28	$ 0.28	$ 0.28	$ 0.28
Book value (period end)	$ 24.67	$ 24.85	$ 24.82	$ 22.04	$ 21.98
Tangible book value (period end)	$ 13.76	$ 14.00	$ 14.74	$ 11.91	$ 11.79
Tangible common book value (period end) (2)	$ 11.03	$ 11.27	$ 12.02	$ 11.91	$ 11.79
Average common shares outstanding - basic	26,567,653	26,561,490	26,560,889	26,550,318	26,547,498
Average common shares outstanding - diluted	26,568,752	26,563,945	26,579,724	26,561,874	26,553,724
Period end common shares outstanding	26,567,653	26,567,653	26,560,889	26,560,889	26,547,697
Period end preferred shares outstanding	75,000	75,000	75,000	-	-
Full time equivalent employees (3)	1,473	1,448	1,501	1,519	1,539

Selected ratios
Return on average assets	0.44%	0.34%	0.42%	0.88%	0.87%
Return on average equity	3.85%	2.68%	3.59%	7.78%	7.67%
Return on average common equity	4.32%	3.01%	3.72%	7.78%	7.67%
Return on average tangible common equity (2)	8.46%	5.51%	6.80%	14.36%	14.17%
Yield on earning assets (1)	5.24%	5.65%	6.04%	6.18%	6.40%
Cost of interest bearing liabilities	2.34%	2.52%	2.65%	2.80%	2.95%
Net interest spread (1)	2.90%	3.13%	3.39%	3.38%	3.45%
Net interest margin (1)	3.17%	3.47%	3.71%	3.70%	3.75%
Efficiency (1)	68.71%	66.37%	61.01%	63.24%	62.90%
Average loans to average deposits	84.80%	99.94%	101.75%	101.25%	98.52%
Trust Assets, market value at period end	$ 2,368,578	$ 2,259,987	$ 2,400,211	$ 2,732,514	$ 2,921,768

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) Tangible common equity/book value are defined as shareholder's equity less goodwill and other intangible assets and preferred stock, net of discount. At June 30, 2009 shareholder's equity was $655 million, goodwill and other intangible assets were $290 million and preferred stock, net of discount was $72 million providing tangible common equity/book value of $293 million.
(3) The quarter ended March 31, 2009 excludes AmTrust employees which were acquired on March 27, 2009.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 9
(unaudited, dollars in thousands)
Quarter Ended
June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
Asset quality data	2009	2009	2008	2008	2008
Non-performing assets:
Non-accrual loans	$ 70,021	$ 55,959	$ 31,737	$ 34,384	$ 29,660
Renegotiated loans	11,586	14,580	4,559	-	-
Total non-performing loans	81,607	70,539	36,296	34,384	29,660
Other real estate and repossessed assets	2,892	2,754	2,554	2,800	2,751
Total non-performing assets	$ 84,499	$ 73,293	$ 38,850	$ 37,184	$ 32,411
Loans past due 90 days or more and accruing	10,163	5,655	18,810	12,274	15,213
Total non-performing assets and loans past due
90 days or more	$ 94,662	$ 78,948	$ 57,660	$ 49,458	$ 47,624
Loans past due 30-89 days	$ 26,371	$ 37,178	$ 35,606	$ 34,973	$ 33,780

Loans past due 90 days or more and
accruing / total loans	0.29%	0.16%	0.52%	0.34%	0.42%
Non-performing loans/total loans	2.30%	1.97%	1.01%	0.96%	0.82%
Non-performing loans and loans past due 90
days or more/total loans	2.59%	2.13%	1.53%	1.30%	1.23%

Non-performing assets/total loans, other
real estate and repossessed assets	2.38%	2.05%	1.08%	1.03%	0.89%
Loans past due 30-89 days/total loans	0.74%	1.04%	0.99%	0.97%	0.93%

Allowance for loan losses
Allowance for loan losses	$ 56,572	$ 54,252	$ 49,803	$ 43,480	$ 41,852
Provision for loan losses	8,400	9,550	15,000	6,549	5,700
Net loan charge-offs	6,079	5,102	8,652	4,947	4,087
Annualized net loan charge-offs /average loans	0.68%	0.57%	0.96%	0.55%	0.45%
Allowance for loan losses/total loans	1.60%	1.52%	1.38%	1.21%	1.15%
Allowance for loan losses/non-performing loans	0.69	x	0.77	x	1.37	x	1.26	x	1.41	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.62	x	0.71	x	0.90	x	0.93	x	0.93	x

Quarter Ended
June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
2009	2009	2008	2008	2008
Capital ratios
Tier I leverage capital	8.65%	9.72%	10.27%	8.82%	8.63%
Tier I risk-based capital	12.38%	12.70%	13.21%	11.44%	11.17%
Total risk-based capital	13.63%	13.95%	14.46%	12.59%	12.28%
Shareholders' equity to assets	11.32%	12.64%	11.82%	11.37%	11.34%
Tangible equity to tangible assets (1)	6.71%	6.58%	7.90%	6.48%	6.29%
Tangible common equity to tangible assets (1)	5.38%	5.30%	6.44%	6.48%	6.29%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. Tangible common equity also excludes preferred stock, net of discount. The calculation is based on period end balances.